United Security Bancshares reports 2016 net income of $7.4 million

FRESNO, CA - January 25, 2017. United Security Bancshares (Nasdaq: UBFO), today announced its unaudited financial results for the quarter ended December 31, 2016. The Company reported consolidated net income of $1,555,000, or $0.09 per basic and diluted common share, for the quarter ended December 31, 2016, as compared to $1,634,000, or $0.10 per basic and diluted common share, for the quarter ended December 31, 2015. The Company recognized net income of $7,385,000 for the year ended December 31, 2016, an improvement of $575,000, or 8.44%, relative to the net income of $6,810,000 recognized for the year ended December 31, 2015. Basic and diluted earnings per share increased to $0.44 for the year ended December 31, 2016, as compared to $0.41 for the year ended December 31, 2015.

“We have consistently exceeded our goals of loan growth and core earnings growth for the last three years, while maintaining strong liquidity and capital levels. Core earnings grew 10% in 2016 and our credit quality metrics continue to improve while our reserve levels remain strong. We plan to continue this momentum into 2017," said Dennis R. Woods, President and Chief Executive Officer of the Company. The Company defines core earnings as pretax income less gain or loss on sales, OREO expenses, provision or recovery of provision for loan loss, bonus expense, and gain or loss on fair value of financial liability.

Fourth Quarter 2016 Highlights (at or for the quarter ended December 31, 2016)

▪	Net interest income increased to $7,384,000, compared to $6,745,000 for the quarter ended December 31, 2015, and decreased from $7,404,000 in the preceding quarter.

▪	Annualized net interest margin increased to 4.15% from 4.14% for the quarter ended December 31, 2015.

▪	Net charge-offs totaled $2,000, compared to net recoveries of $6,000 in the preceding quarter and net charge-offs of $1,385,000 for the quarter ended December 31, 2015.

▪	Total loans increased to $570,834,000, compared to $515,376,000 at December 31, 2015.

▪	Nonperforming assets as a percentage of total assets decreased to 2.40%, compared to 4.42% at December 31, 2015.

▪	Nonperforming assets decreased approximately $13,213,000 between December 31, 2015 and December 31, 2016.

▪	Other real estate owned declined to $6,471,000, compared to $12,873,000 at December 31, 2015.

▪	The allowance for credit losses as a percentage of gross loans declined to 1.56%, compared to 1.88% at December 31, 2015.

▪	Total deposits increased to $676,629,000, compared to $621,805,000 at December 31, 2015.

▪	Tangible book value per share increased to $5.50, compared to $5.30 at December 31, 2015.

Return on average equity (ROAE) for the year ended December 31, 2016 was 7.86%, compared to 7.88% for the year ended December 31, 2015. Return on average assets (ROAA) was 0.98% for both the year ended December 31, 2016, and the year ended December 31, 2015. Annualized ROAE for the quarter ended December 31, 2016 was 6.38% compared to 7.27% for the same period in 2015. Annualized ROAA was 0.79% for the quarter ended December 31, 2016, compared to 0.90% for the same period in 2015. The annualized average cost of deposits was 0.20% for the quarter ended December 31, 2016, and 0.18% for the quarter ended December 31, 2015. Shareholders’ equity at December 31, 2016 was $96,359,000, up $6,724,000 from shareholders’ equity of $89,635,000 at December 31, 2015.

Total assets were up $62,033,000, or 8.55% for the year ended December 31, 2016, due to net growth of $26,598,000 in the investment portfolio and $55,458,000 in gross loan balances. Loan volume was favorably impacted by the purchase of residential mortgage loans during 2016 in addition to growth in the commercial real estate and student loan portfolios.

Total deposits increased $54,824,000, or 8.82%, to $676,629,000 during the year ended December 31, 2016. Interest bearing transaction and savings accounts increased 7.04% to $310,941,000 at December 31, 2016, compared to $290,478,000 at December 31, 2015. Time deposits increased 48.92% to $102,991,000 at December 31, 2016, compared to $69,159,000 at December 31, 2015. The growth in time deposits is due to the increase in brokered and non-relationship deposits in 2016.

The Board of Directors of United Security Bancshares declared a fourth quarter 2016 stock dividend of one percent (1%) on December 20, 2016. The stock dividend was payable to shareholders of record on January 3, 2017, and the shares will be issued on January 13, 2017. This marks the 33rd consecutive quarterly stock dividend since 2008. The Company's Board of Directors has elected to issue stock dividends in order to preserve capital for future growth opportunities. No assurances can be provided that future dividends, whether payable in stock or cash, will be declared and/or as to the timing of such future dividends, if any.

Net interest income after the recovery of provision for credit losses for the year ended December 31, 2016 totaled $28,085,000, an increase of $1,915,000 or 7.32% from the net interest income of $26,170,000 for the same period ended December 31, 2015. Although net interest income increased, the Company's net interest margin declined from 4.22% for the year ended December 31, 2015 to 4.11% for the year ended December 31, 2016. The 11 basis point decrease in net interest margin in the period-to-period comparison resulted primarily from declining yields on the loan and investment portfolios. The yield on loans declined from 5.36% for the year ended December 31, 2015 to 5.21% for the year ended December 31, 2016. The 15 basis point decrease in loan yields is the result of strong loan growth in lower-yielding mortgage loans and competitive pressures on loan yields. Net interest income after the recovery of provision for credit losses for the quarter ended December 31, 2016 totaled $7,398,000, an increase of $178,000 from the net interest income of $7,220,000 for the same period ended December 31, 2015. The increase in net interest income on a quarterly and year-over-year comparison is the result of strong loan growth during 2016, partially offset by increases in interest expense.

Non-interest income for the year ended December 31, 2016 totaled $4,514,000, reflecting a decrease of $221,000 from $4,735,000 in non-interest income reported for the year ended December 31, 2015. Customer service fees, which represent the largest portion of the Company's non-interest income, totaled $3,792,000 and $3,620,000 for the year ended December 31, 2016 and 2015, respectively. On a year-over-year comparative basis, non-interest income decreased primarily due to the change in fair value option of financial liability. The Company recorded a $518,000 loss on the fair value option of financial liability for the year ended December 31, 2016, compared to a $73,000 loss for the same period ended December 31, 2015.

Non-interest income for the quarter ended December 31, 2016 totaled $741,000, reflecting a decrease of $81,000 from $822,000 in non-interest income reported for the quarter ended December 31, 2015. This decrease was primarily due to a $566,000 loss recorded on the fair value option of financial liability for the quarter ended December 31, 2016, compared to a $417,000 loss for the same period ended 2015. The change in the fair value of financial liability was primarily caused by fluctuations in the LIBOR yield curve. Customer service fees totaled $925,000 for the quarter ended December 31, 2016, as compared to $960,000 for the quarter ended December 31, 2015.

For the year ended December 31, 2016, non-interest expense totaled $20,345,000, an increase of $747,000 compared to $19,598,000 for the year ended December 31, 2015. On a year-over-year comparative basis, non-interest expense increased due primarily to increases of $707,000 in salaries and employee benefit expenses, $356,000 in professional fees, and $180,000 in occupancy expenses, partially offset by a $356,000 decrease in OREO expense. Professional fees for the year ended December 31, 2016 include a $125,000 legal settlement. Salaries and employee benefit expenses for the year ended December 31, 2016 reflect increases in salaries, higher group insurance expenses, and increases in incentives and bonuses.

Non-interest expense totaled $5,358,000 for the quarter ended December 31, 2016, an increase of $163,000 as compared to $5,195,000 reported for the quarter ended December 31, 2015. On a quarter-over-quarter comparative basis, non-interest expense increased primarily due to increases in salaries and benefits expenses and professional fees. The increase in professional fees in primarily attributed to higher audit expenses.

The Company recorded a recovery of provision for credit losses of $21,000 for the year ended December 31, 2016, compared to a recovery provision of $41,000 for the year ended December 31, 2015. Net loan charge-offs totaled $790,000 for the year ended December 31, 2016, as compared to net charge-offs of $1,017,000 for the year ended December 31, 2015. Included in net loan charge-offs during 2016 are $641,000 in charge-offs that the Company had fully reserved for in prior periods. The Company had a recovery of provision for credit loss of $14,000 for the quarter ended December 31, 2016, compared to a recovery of provision for credit losses of $475,000 for the quarter ended December 31, 2015. Net loan charge-offs totaled $2,000 for the quarter ended December 31, 2016, as compared to net loan charge-offs of $1,385,000 for the quarter ended December 31, 2015.

With a modest recovery in the economy and real estate markets within the Company's service area, the Company has maintained an adequate allowance for loan losses, which totaled 1.56% of total loans at December 31, 2016, compared to 1.88% of total loans at December 31, 2015. The allowance for loan loss as a percentage of loans has declined over the last few years due to growth in our loan portfolio, improved credit quality, and improved economic conditions. In determining the adequacy of the allowance for loan losses, the judgment of the Company's management is a significant factor and management considers the allowance for credit losses at December 31, 2016 to be adequate.

Non-performing assets, comprised of nonaccrual loans, troubled debt restructures (TDR), other real estate owned through foreclosure (OREO), and loans more than 90 days past due and still accruing interest, decreased approximately $13,213,000 between December 31, 2015 and December 31, 2016 to $18,881,000. Nonperforming assets as a percentage of total assets decreased from 4.42% at December 31, 2015 to 2.40% at December 31, 2016. The reduction in nonperforming assets is mostly attributed to partial sales on two OREO properties and paydowns on TDR balances. Nonaccrual loans decreased $929,000 between December 31, 2015 and December 31, 2016 to $7,264,000. Impaired loans totaled $16,179,000 at December 31, 2016, a decrease of $7,500,000 from the balance of $23,679,000 at December 31, 2015. OREO totaled $6,471,000 at December 31, 2016, a decrease of $6,402,000 from the balance of $12,873,000 at December 31, 2015.

About United Security Bancshares
United Security Bancshares (NASDAQ: UBFO) is the holding company for United Security Bank, which was founded in 1987. United Security Bank is headquartered in Fresno and operates 11 full-service branch offices in Fresno, Bakersfield, Campbell, Caruthers, Coalinga, Firebaugh, Oakhurst, San Joaquin, and Taft. Additionally, United Security Bank operates Commercial Real Estate Construction, Commercial Lending, Consumer Lending, and Financial Services departments. For more information, please visit www.unitedsecuritybank.com.

FORWARD-LOOKING STATEMENTS
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended and the Company intends such statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on management’s knowledge and belief as of today and include information concerning the Company’s possible or assumed future financial condition, and its results of operations, business and earnings outlook. These forward-looking statements are subject to risks and uncertainties. A number of factors, some of which are beyond the Company’s ability to control or predict, could cause future results to differ materially from those contemplated by such forward-looking statements. These factors include (1) changes in interest rates, (2) significant changes in banking laws or regulations, (3) increased competition in the company’s market, (4) other-than-expected credit losses, (5) earthquake or other natural disasters impacting the condition of real estate collateral, (6) the effect of acquisitions and integration of acquired businesses, (7) the impact of proposed and/or recently adopted changes in laws, and regulations on the Company and its business; (8) changing bank regulatory conditions, policies, whether arising as new legislation or regulatory initiatives or changes in our regulatory classifications, that could lead to restrictions on activities of banks generally or as to the Bank, including specifically the formal order between the Federal Reserve Bank of San Francisco and the Company and the Bank, (9) failure to comply with the written regulatory agreement under which the Company is subject and (10) unknown economic impacts caused by the State of California’s budget issues, including the effect on Federal spending do to sequestration required by the Budget Control Act of 2011. Management cannot predict at this time the severity or duration of the effects of the recent business slowdown on the Company's specific business activities and profitability. Weaker or a further decline in capital and consumer spending, and related recessionary trends could adversely affect the Company's performance in a number of ways including decreased demand for our products and services and increased credit losses. Likewise, changes in interest rates, among other things, could slow the rate of growth or put pressure on current deposit levels and affect the ability of borrowers to repay loans. Forward-looking statements speak only as of the date they are made, and the Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the statements are made, or to update earnings guidance including the factors that influence earnings. For a more complete discussion of these risks and uncertainties, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, and particularly the section of Management’s Discussion and Analysis. Readers should carefully review all disclosures the Company files from time to time with the Securities and Exchange Commission ("SEC").

United Security Bancshares
Consolidated Balance Sheets (unaudited)
(in thousands)
	December 31, 2016	December 31, 2015
Assets
Cash and non-interest-bearing deposits in other banks	$25,781	$29,733
Cash and due from Federal Reserve Bank	87,251	96,018
Cash and cash equivalents	113,032	125,751
Interest-bearing deposits in other banks	650	1,528
Investment securities available for sale (at fair value)	57,491	30,893
Loans and leases, net of unearned fees	570,834	515,376
Less: Allowance for credit losses	(8,902)	(9,713)
Net loans	561,932	505,663
Premises and equipment - net	10,445	10,800
Other real estate owned	6,471	12,873
Goodwill and intangible assets	4,488	4,488
Cash surrender value of life insurance	19,047	18,337
Deferred income tax asset - net	3,003	5,228
Other assets	11,118	10,083
Total assets	$787,677	$725,644

Liabilities and Shareholders' Equity
Deposits
Non-interest bearing demand deposits	$262,697	$262,168
Money market, NOW, and savings	310,941	290,478
Time	102,991	69,159
Total deposits	676,629	621,805
Accrued interest payable	76	29
Other liabilities	5,781	5,875
Junior subordinated debentures (at fair value)	8,832	8,300
Total liabilities	691,318	636,009
Shareholders' equity

Common stock, no par value 20,000,000 shares authorized, 16,705,294 issued and outstanding at December 31, 2016, and 16,051,406 at December 31, 2015	56,557	52,572
Retained earnings	40,701	37,265
Accumulated other comprehensive loss	(899)	(202)
Total shareholders' equity	96,359	89,635
Total liabilities and shareholders' equity	$787,677	$725,644

United Security Bancshares
Consolidated Statements of Income (unaudited)
(in thousands)
	Three Months Ended December 31,		Year ended December 31,
	2016	2015	2016	2015
Interest income:
Interest and fees on loans	$7,460	$6,828	$28,182	$26,469
Interest on investment securities	207	167	825	722
Interest on deposits in FRB	110	75	458	213
Interest on deposits in other banks	2	1	8	6
Total interest income	7,779	7,071	29,473	27,410
Interest expense:
Interest on deposits	329	277	1,167	1,056
Interest on other borrowed funds	66	49	242	225
Total interest expense	395	326	1,409	1,281
Net interest income	7,384	6,745	28,064	26,129
Recovery of Provision for Credit Losses	(14)	(475)	(21)	(41)
Net interest income after recovery of provision for credit losses	7,398	7,220	28,085	26,170
Non-interest income:
Customer service fees	925	960	3,792	3,620
Increase in cash surrender value of bank-owned life insurance	136	130	530	519
Loss on Fair Value of Financial Liability	(566)	(417)	(518)	(73)
Gain on redemption of JR subordinated debentures	—	—	—	78
Loss on sale of other investment	—	—	—	(23)
Gain on sale of fixed assets	—	10	—	10
Other non-interest income	246	139	710	604
Total non-interest income	741	822	4,514	4,735
Non-interest expense:
Salaries and employee benefits	3,036	2,877	10,628	9,921
Occupancy expense	1,010	1,021	4,222	4,042
Data processing	40	36	148	126
Professional fees	377	260	1,493	1,137
Regulatory assessments	134	254	767	959
Director fees	66	75	284	277
Correspondent bank service charges	19	19	77	75
Loss on California tax credit partnership	36	13	158	73
Net cost on operation and sale of OREO	47	25	263	619
Other non-interest expense	593	615	2,305	2,369
Total non-interest expense	5,358	5,195	20,345	19,598

Income before income tax provision	2,781	2,847	12,254	11,307
Provision for income taxes	1,226	1,213	4,869	4,497
Net income	$1,555	$1,634	$7,385	$6,810

Basic earnings per common share	$0.09	$0.10	$0.44	$0.41
Diluted earnings per common share	$0.09	$0.10	$0.44	$0.41
Weighted average basic shares for EPS	16,705,294	16,702,781	16,703,672	16,702,781
Weighted average diluted shares for EPS	16,716,837	16,705,695	16,710,808	16,704,937

United Security Bancshares
Average Balances and Rates (unaudited)
(in thousands)	Three Months Ended December 31,		Year ended December 31,
	2016	2015	2016	2015
Average Balances:
Loans (1)	$566,521	$506,699	$540,777	$493,375
Investment securities – taxable	59,226	32,429	49,612	40,616
Interest-bearing deposits in other banks	1,475	1,528	1,517	1,525
Interest-bearing deposits in FRB	81,720	105,033	90,393	83,709
Total interest-earning assets	708,942	645,689	682,299	619,225
Allowance for credit losses	(8,930)	(11,603)	(9,311)	(11,357)
Cash and due from banks	21,171	23,733	21,886	22,279
Other real estate owned	7,024	12,697	9,100	13,466
Other non-earning assets	50,532	52,650	49,723	52,861
Total average assets	778,739	723,166	753,697	696,474

Interest bearing deposits	396,606	366,321	375,538	355,553
Junior subordinated debentures	8,246	7,858	8,058	9,410
Total interest-bearing liabilities	404,852	374,179	383,596	364,963
Non-interest-bearing deposits	268,390	251,610	268,712	237,034
Other liabilities	8,808	8,242	7,673	8,078
Total liabilities	682,050	634,031	659,981	610,075
Total equity	96,689	89,135	93,716	86,399
Total liabilities and equity	$778,739	$723,166	$753,697	$696,474

Average Rates (annualized):
Loans (1)	5.24%	5.35%	5.21%	5.36%
Investment securities- taxable	1.39%	2.04%	1.66%	1.78%
Interest-bearing deposits in other banks	0.54%	0.26%	0.53%	0.39%
Interest-bearing deposits in FRB	0.54%	0.28%	0.51%	0.25%
Earning assets	4.37%	4.34%	4.32%	4.43%
Interest bearing deposits	0.33%	0.30%	0.31%	0.30%
Junior subordinated debentures	3.18%	2.47%	3.00%	2.39%
Total interest-bearing liabilities	0.39%	0.35%	0.37%	0.35%
Net interest margin	4.15%	4.14%	4.11%	4.22%

(1) Loan amounts include nonaccrual loans, but the related interest income has been included only if collected for the period prior to the loan being placed on a nonaccrual basis.

United Security Bancshares
Credit Quality (unaudited)
(dollars in thousands)
	December 31, 2016	December 31, 2015
Commercial and industrial	$565	$328
Real estate - mortgage	1,126	1,635
RE construction & development	4,608	5,580
Installment/other	965	650
Total Nonaccrual Loans	$7,264	$8,193

Loans past due 90 days and still accruing	—	—
Restructured Loans	5,146	11,028
Total nonperforming loans	$12,410	$19,221
Other real estate owned	6,471	12,873
Total nonperforming assets	$18,881	$32,094

Nonperforming assets to total gross loans	3.31%	6.23%
Nonperforming assets to total assets	2.40%	4.42%
Allowance for loan losses to nonperforming loans	71.73%	50.53%

United Security Bancshares
Selected Financial Data (unaudited)
(dollars in thousands, except per share amounts)
	Three Months Ended December 31,		Year ended December 31,
	2016	2015	2016	2015

Annualized return on average assets	0.79%	0.90%	0.98%	0.98%
Annualized return on average equity	6.38%	7.27%	7.86%	7.88%
Annualized net charge-offs to average loans	0.00%	1.08%	0.15%	0.21%

	December 31, 2016	December 31, 2015
Shares outstanding - period end	16,705,294	16,051,406
Book value per share	$5.77	$5.58
Tangible book value per share	$5.50	$5.30
Efficiency ratio	60.68%	61.49%
Total impaired loans	$16,179	$23,679
Loan to deposit ratio	84.21%	82.87%
Allowance for credit losses to total loans	1.56%	1.88%
Total capital to risk weighted assets
Company	17.26%	16.65%
Bank	17.19%	16.69%
Tier 1 capital to risk-weighted assets
Company	16.01%	15.40%
Bank	15.94%	15.43%
Common equity tier 1 capital to risk-weighted assets
Company	14.68%	14.10%
Bank	15.94%	15.43%
Tier 1 capital to adjusted average assets (leverage)
Company	12.97%	12.95%
Bank	12.99%	12.94%